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                                                                 EXHIBIT 10.6(a)


                              EMPLOYMENT AGREEMENT


         This Agreement, effective as of May 1, 2000, is entered into by and between Applied Graphics Technologies, Inc., a Delaware corporation ("AGT") and Joseph D. Vecchiolla, (hereinafter referred to as the "Employee"), an individual presently residing at 2707 Royal Lytham Court, St. Charles, Illinois 60174. In consideration of the mutual covenants set forth herein, the parties agree as follows:

1. Employment Term. Subject to the further terms and conditions of this Agreement, AGT shall employ Employee for the period beginning on May 1, 2000 (the "Commencement Date") and ending on April 30, 2001 (the "Term"). This Agreement will be automatically renewed for one additional twelve-month period (also the "Term"), unless either party provides notice no less than 180 days prior to the expiration of the initial Term that it does not want to extend this Agreement for said twelve month period. After the Term, Employee shall be an employee "at will" and may be terminated by AGT at any time with or without cause.

2.       Compensation.

         (1) AGT will pay Employee a salary at the rate of Two Hundred and Seventy-Five Thousand Dollars ($275,000) per annum.

         (2) Employee shall be paid a cash bonus at the end of twelve months of employment with AGT equal to One Hundred and Ten Thousand Dollars ($110,000). The bonus set forth in the preceding sentence shall accrue ratably during the Term. No bonus shall be paid if Employee resigns his employment prior to April 30, 2001. In the event this Agreement is renewed beyond April 30, 2001, Employee shall be eligible to earn a bonus calculated on such basis as the Board of Directors of AGT, in its sole discretion, may annually determine consistent with Employee's position in senior management.

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         (3)      In addition to the bonus set forth in subparagraph 2(b) above, the Employee will receive a signing bonus of $37,500 payable on or around May 30, 2000.

         (4) The salary and bonuses referred to above represent all of Employee's cash compensation, and accordingly, Employee shall not be entitled to any overtime, weekend or holiday compensation. All payments made pursuant to this Agreement shall be less applicable withholdings and deductions.

         (5) Employee shall be eligible to participate in those insurance, retirement and other benefits generally provided to AGT's other senior executives of similar rank and tenure from time to time after 30 days of employment. Employee shall be eligible to participate in the AGT 401(k) plan (or successor plan) on the first enrollment date following satisfaction of the applicable waiting period.

         (6) Employee shall be reimbursed for all reasonable travel and entertainment expenses incurred in the furtherance of AGT's business, including but not limited to any amounts incurred by Employee for pre-employment related interviews, upon submission by Employee of appropriate documentation in accordance with AGT's policies as are in effect from time to time.

         (7) AGT shall provide Employee with an all inclusive automobile allowance of $800 per month.

3. Duties. Employee agrees to fulfill the duties of Senior Vice President during the Term and the additional duties of Chief Financial Officer from May 18, 2000 through the end of the Term, as such duties are defined by AGT's Board of Directors or Chief Executive Officer. Employee shall report to the Chief Executive Officer of AGT, and shall devote all of his business efforts to the performance of his duties as Chief Financial Officer, and shall do so to the best of his abilities. It is expected that Employee's office will ultimately be located in Chicago following the successful transition of the finance function from New York to Chicago and Employee will travel both in the United States and abroad as necessary and appropriate to fulfill his duties.

4. Vacation. Employee shall be entitled to four (4) weeks vacation during each year of the Term, to be taken

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         at such times as shall be agreed between Employee and the Chief
         Executive Officer of AGT. Vacation days will accrue and be paid in accordance with AGT's policies as are in effect from time to time.

5.       Termination.

         (1) This Agreement shall terminate prior to the expiration hereof in the event of Employee's death, permanent disability, or discharge for cause. "Cause" shall mean (i) indictment for, conviction of or pleas of guilty or nolo contendre to any felony or business-related misdemeanor; (ii) theft, fraud or embezzlement; (iii) excessive absenteeism not related to illness; (iv) the intentional failure to perform assigned duties; (v) an act of gross neglect or gross misconduct; (vi) a material breach of any of the provisions of this Agreement;
                  (vii) the commission of any other action with the intent to harm or injure AGT, its parents, subsidiaries or affiliates; or (viii) habitual drug or alcohol abuse. In the event that AGT terminates Employee for Cause, Employee shall be entitled to salary earned up to the date of termination, but no other compensation (including without limitation any bonus set forth in Paragraph 2(b)) and AGT reserves the right to seek appropriate relief for whatever damage may have resulted from the "Cause". Accordingly, without limiting the foregoing, if the Employee is terminated for Cause, he is not entitled to receive (i) any further payments or benefits pursuant to Paragraphs 2(a), 2(b), 2(e) or 2(g) above or (ii) any payment under Paragraph 2(b) for any bonus which has been accrued but unpaid and AGT shall have no further obligation to Employee pursuant to the Agreement. "Permanent disability" shall mean a physical or mental illness, disability or disfigurement which renders Employee incapable of performing his normal services hereunder for a continuous period of 8 weeks, or an aggregate of 16 weeks during any 52 week period. In the event Employee is disabled for less than such 8 or 16 weeks, respectively, Employee shall nonetheless be entitled to full compensation during such period. In the event of Employee's permanent disability or death, Employee shall be entitled to receive his salary and benefits pursuant to Paragraph 2 herein until the effective date of his termination, including any accrued but unpaid pro rata bonus under the first sentence of Paragraph 2(b), and AGT shall have no further obligation to Employee pursuant to the Agreement, including but not limited to

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                  Paragraphs 2(a), 2(b), 2(e), or 2(g) above.

         (2) AGT shall be entitled to terminate this Agreement at any time during the Term without Cause (as defined above). However, in the event AGT exercises its rights under this Paragraph 5(b), except as provided in Paragraph 6, AGT's sole obligation pursuant to this Agreement shall be (i) to continue to pay Employee's salary under Paragraph 2(a) for six (6) months and
                  (ii) to pay any accrued but unpaid pro rata bonus determined under the first sentence of Paragraph 2(b) and the bonus provided for in Paragraph 2(c) if it has not previously been paid.

         (3) Amounts payable to Employee pursuant to the Paragraph 5 shall be paid in accordance with AGT's usual payroll practices.

6. Change of Control. In the event that a Change of Control (as defined below) results in an adverse change in the compensation, reporting structure, key responsibilities, or title of Employee, or if Employee is required permanently to move his primary office location out of the Chicago metropolitan area, Employee shall be entitled to resign his employment and AGT shall continue to pay Employee's salary under Paragraph 2(a) for the period of twelve months following the Change of Control. In such event, AGT shall have no further obligation to Employee pursuant to this Agreement, including but not limited to Paragraphs 2(a), 2(b), 2(e) or 2(g) above except to pay any accrued but unpaid pro rata bonus determined under the first sentence of Paragraph 2(b). In the event that a Change of Control occurs and Employee's employment is terminated without Cause, AGT shall continue to pay Employee's salary under Paragraph 2(a) for the period of twelve months following the Change of Control. Payment of twelve months salary to Employee pursuant to this Paragraph 6 shall be in lieu of any amounts owed to Employee pursuant to Paragraph 5(b) and AGT shall have no further obligation to Employee pursuant to this Agreement, including but not limited to Paragraphs 2(a), 2(b), 2(e) or 2(g) above except to pay any accrued but unpaid pro rata bonus determined under the first sentence of Paragraph 2(b).

                  For purposes of this Agreement, "Change of Control" means the sale of more than 50% of the outstanding voting shares of AGT in a single transaction and Derek Ashley is no longer Chief Executive

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         Officer of AGT. The provisions of this Paragraph 6 shall not be effective if, prior to the Change of Control, Employee has given notice as provided in Paragraph 1 of an intention not to extend this Agreement for an additional twelve-month period.

7. Noncompetition, Nonsolicitation and Confidentiality. As a material inducement to employ him, Employee agrees to execute the Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference.

8. Absence of Restrictions. Employee represents and warrants that he is not a party to any agreement or contract pursuant to which there is any restriction or limitation upon him entering into this Agreement or performing the duties called for by this Agreement.

9. Options. The Chief Executive Officer of AGT intends to recommend to the Compensation Committee of the Board of Directors that options to acquire 60,000 shares of AGT's common stock be granted to Employee, under the AGT Amended and Restated 1998 Incentive Compensation Plan. For purposes of vesting, Employee will receive credit retroactive to the Commencement Date. Such options will be at a price determined by the Compensation Committee and subject to the other terms and conditions set forth in AGT's customary Stock Option Agreement and as are established by the Compensation Committee of the Board of Directors from time to time.

10. Notices. All notices, consents and other communications required or permitted to be given hereunder shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, as follows:

         (1) if to Employee, to: Joseph Dennis Vecchiolla, 2707 Royal Lytham Court, St. Charles, Illinois 60174

         (2) if to AGT, to: Derek Ashley, Chief Executive Officer, at 225 West Superior Street, Chicago, Illinois 606710, with a copy to Martin D. Krall, Chief Legal Officer at 450 West 33rd Street, New York NY 10001-2681.

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                  Any notice so given shall be deemed received when delivered personally, or, if mailed, three days after it is deposited, postage prepaid, by certified mail, in the United States mail. Either party may change the address to which notices are to be sent by giving written notice of such change of address to the other party in the manner herein provided for giving notice.

11.      General.

         (1) Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be subject to resolution in the state of federal courts in Illinois and shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely in Illinois without giving effect to principles of conflicts of laws thereof.

         (2) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (3) This Agreement sets forth the entire agreement and understanding of the parties hereto concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings between the parties hereto.

         (4) AGT may assign its rights and obligations under this Agreement to any successor thereto or to any corporation or other entity controlled, or under common control with AGT or any of its affiliates. This Agreement is personal to employee, and neither this Agreement nor any of Employee's rights or obligations hereunder may be assigned, pledged or encumbered by him, without the prior written approval of AGT.

         (5) This Agreement may be amended, modified, superseded or canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by both parities hereto, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to

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                  enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as a further or continuing waiver of any such breach or waiver of the breach of any other term or covenant in this Agreement.

         (6) In the event that any one or more of the provisions of this Agreement shall be determined to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         (7) This Agreement may be executed in counterparts; each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

         (8) Except with regard to employee's obligations under the Noncompetition, Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit A, and with regard to AGT's obligations under Paragraphs 5(b) and 6, this Agreement shall be of no further force and effect and AGT shall have no further obligations hereunder after the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

                                             Applied graphics Technologies, Inc.

                                             By_____________________________

                                             Title:_________________________


                                             _______________________________
                                             Joseph D.  Vecchiolla

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                                    EXHIBIT A

NONCOMPETITION, NONSOLICITATION

                          And Confidentiality Agreement

In consideration for the agreement of Applied Graphics Technologies, Inc., ("AGT") to employ Joseph D. Vecchiolla ("Employee") as Senior Vice President and Chief Financial Officer, (the "Employment Agreement") Employee hereby agrees as follows:

1. In this Agreement, the term AGT includes Applied Graphics Technologies, Inc., as well as all of its parents, subsidiaries and affiliates.

2. Employee acknowledges that he will be furnished, or may otherwise receive or have access to, private information which relates to AGT's past, present or anticipated customer lists or other compilations for marketing or development, or which relates to administrative, management, financial, marketing, sales or manufacturing activities of AGT and that such information is not easily accessible from public sources. All such information, including any materials or documents containing such information, shall be considered by AGT and Employee as proprietary and confidential ("Proprietary Information").

3. Both during and forever after the term of the Employment Agreement, Employee agrees to preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Employee shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of AGT, without a need to know, (ii) remove Proprietary Information from AGT's premises without valid business purpose, or (iii) use Proprietary Information for his own benefit or for the benefit of any third party.

4. Employee acknowledges and agrees that all proprietary Information used or generated during the course of working for AGT is the property of AGT. Employee agrees to deliver to AGT all documents and other tangibles (including diskettes and other storage media) containing Proprietary Information, including all copies of such documents or tangibles, immediately upon notice of the termination of his employment with AGT.

5. While working for AGT and for one year following termination of his employment from AGT for any reason, Employee will not attempt, either directly or indirectly, to solicit, induce, entice or attempt to influence any employee of AGT to leave AGT's employ or directly or indirectly hire or cause any other entity to hire any person who has been an AGT employee in the 12 months preceding the contact.

6. Noncompetition

         a. Employee acknowledges that his agreement to forego competition with AGT was a material inducement to AGT to employ him. Employee also acknowledges that he will acquire much Proprietary Information concerning AGT's financial status, current and future marketing and advertising strategies, pricing, and other confidential information as the result of his employment and that such information is not easily accessible from other sources. Employee further acknowledges that the business in which AGT engages, including but not limited to pre-press and digital archiving are very competitive; that competition by him in those businesses during his employment, or after his employment terminates, would severely injure AGT; and that his agreements herein are demonstrably necessary to protect those legitimate interests.

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         b.       During the term of his employment with AGT, Employee (i) will devote all his professional and business time and effort to and give undivided loyalty to AGT and (ii) will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with AGT, nor directly or indirectly solicit or in any other manner work for or assist any business which is competitive with AGT.

         c. The "Restricted Period" shall mean the period beginning on the Commencement Date of the Employment Agreement and ending on the later of the second anniversary thereof or six months after Employee's employment is terminated. During the Restricted Period, Employee shall not, whether alone or in association with any other person, directly or indirectly (i) engage in any business in the Specified Areas that is competitive with any aspect of the business that is being conducted or planned by AGT at the time Employee's employment with AGT terminates; or (ii) have any interest or association (including without limitation, as a shareholder, partner, director, officer, employee, consultant, sales representative, supplier, distributor, agent or lender) in or with any person engaged in a business in the Specified Areas that Employee is prohibited from engaging in pursuant to clause (i) securities of any publicly traded company that is engaged in any such business as long as Employee does not own at any time 5% or more of any class of the equity securities of such company.

For purposes of the foregoing, the "Specified Areas" means each state or country in which AGT makes any sales or performs any services during the 12 month period preceding the date on which Employee's employment with AGT terminates.

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         d.       If any provision of this Agreement is determined by a court to be overly broad thereby making the provision unenforceable, Employee agrees that such court shall substitute a reasonable, judicially enforceable limitation in place of the invalid part of the provision and that as so modified the provision shall be as fully enforceable as if set forth herein in the modified form. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.

7.       Employee acknowledges and agrees that:

         a. (i) his contractual obligations under paragraphs 3, 4, 5, and 6 hereof have a unique and very substantial value to AGT, (ii) he has sufficient assets and other skills to provide a reasonable livelihood for himself while such paragraphs are in force, and (iii) he is subject to immediate dismissal by AGT for any breach of those provisions and that such dismissal shall not relieve him from his continuing obligations under this Agreement or from the imposition by a court of any judicial remedies, such as money damages or equitable enforcement of those provisions.

         b. the terms and provisions of this Agreement are applicable to all information and materials developed for, received from or any advice provided to, AGT prior to or after the signing of this Agreement; and

         c. the termination of his employment with AGT for any reason, shall not relieve him from complying with the undertakings and agreements contained herein, which call for performance prior or subsequent to the termination date, including, but not limited to those undertakings and agreements set forth in paragraph 3, 4 5 and 6 hereof.

         d. in the event of his breach of any of the undertakings or agreements set forth in paragraphs 3, 4, 5, and 6 of this Agreement, AGT shall have the right to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain him from violating such undertakings or agreements or to compel him to perform such undertakings or agreements. Nothing herein contained shall in any way limit or exclude any and all other rights granted by law or equity to AGT.

8. No act or failure to act by AGT will waive any right contained herein. Any waiver by AGT must be in writing and signed by the Chairman of AGT to be effective.

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9.       In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court or other authority with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect. If it is not possible to restate the provision in a valid or legal manner, then that invalid or illegal portion shall be deemed not a part of the Agreement and the remaining provisions shall remain in full force and effect.

10. This Agreement shall be construed according to its terms and not strictly for or against either party.

11. This Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of laws provisions.

12. All remedies provided herein are cumulative and in addition to all other remedies which may be available at law or in equity.

13. This Agreement shall be binding on both parties successors, heirs and assigns.



Employee:                               Applied Graphics Technologies, Inc.:



________________________            _____________________________
Joseph D. Vecchiolla
                                        By: ____________________________

                                        Title: _________________________


________________________            _____________________________
Date                                    Date